Exhibit 99.2.16

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document was made publicly available in Brazil in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. (“Omega Geração”) by Omega Energia S.A. (“Omega Energia”).

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed

Special Note Regarding Forward-Looking Statements:

This document contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.

OMEGA GERAÇÃO S.A.

Publicly-Listed Company

CNPJ No 09.149.503/0001-06

NIRE 31.300.093.107 | CVM Code 02342-6

MINUTES OF THE BOARD OF DIRECTORS MEETING

HELD ON OCTOBER 7, 2021

1.               DATE, TIME AND LOCATION. Held at 15:30 on October 7, 2021 by means of a conference call purusant to Article 34, § 4, § 5, of the bylaws of Omega Geração S.A. (the “Company ”).

2.               CONVOCATION AND ATTENDENCE . The convocation, pursuant to the provisions of Article 34, § 2 of the Company’s bylaws, is waived given that all members of the Board of Directors are present. Also present are the members of the Company's Fiscal Council, Ms. Maria Helena Petterson, Mr. Ricardo Scalzo and Mr. Bruno Meirelles Salotti.

3.               Chair and Secretary. The meeting was chaired by Mr. José Carlos Reis de Magalhaes Neto and the meeting’s secretary was Ms. Lívia Mariz Junqueira .

4.               AGENDA. The members of the Company’s Board of Directors met to examine, discuss and deliberate the following agenda: (i) to obtain information regarding the correspondence received on this date pursuant to which the controlling shareholders of the Company and Omega Energia S.A. (“Omega Energia”) agreed to be bound by certain obligations; and (ii) the execution by the Company and Omega Energia of the Amendment to the Protocol and Justification for the Merger of Shares of Omega Geração S.A. (the “Amendment to the Protocol and Justification”).

5.               DELIBERATIONS. Following the deliberations of the Board of Directors meeting held on September 24, 2021 at 21:00, the members of the Board of Directors met.

After an analysis and discussion of the matters on the agenda, by unanimous vote and following the abstention of Mr. José Carlos Reis de Magellan Neto, Mr. Antonio Augusto Torres de Bastos Filho, Mr. Eduardo Silveira Mufarej, Mr. Gustavo Barros Mattos and Mr. Rogério Sekeff Zampronha, the independent members of the Board of Directors present resolved without reservation or qualification,:

5.1.          to acknowledge correspondence received on this date, as set forth in Doc. 1 filed at the Company’s headquarters pursuant to which the controlling shareholders of the Company and Omega Energia have committed themselves to (I) upon effectiveness of the Merger of Shares, not transfer until December 31, 2024, a total of up to 102,646,603 shares issued by Omega Energia, except in connection with the granting of guarantees; and (ii) ensure that Omega Energia is their exclusive vehicle for investment and participation in the marketing, sale, development, construction, commissioning and operation of electric energy projects for so long as they are the controlling shareholders of Omega Energia and for a period of up to two (2) years after such date, (the “Correspondence”).

5.2.          to approve the Amendment to the Protocol and Justification, as set forth in Doc. 2 filed at the Company’s headquarters, which modifies the “Protocol and Justification for the Merger of Shares of Omega Geração S.A.” (“Protocol and Justification”) executed by the Company and Omega Energia on September 24, 2021, containing the terms and conditions of the proposed merger of Omega Geração shares into Omega Energia (the “Merger of Shares ”), in order to approve a new merger ratio correpsonding to 2.053620113363 new common shares of Omega Energia for each share of the Company to be merged and to reflect the Correspondence (“New Merger Ratio”).

5.2.1.	to provide that the Amendment to the Protocol and Justification will not result in a change to the agenda of the extraordinary general shareholder’ meeting to be held on October 28, 2021 to deliberate, among other matters, the Merger of Shares.

5.2.2.	to provide that the extraordinary general shareholders’ meeting, which will be held on October 28, 2021, will not be subject to a new call.

6        CLOSING. No additional matters were addressed at this meeting, which has been drawn up by this writing that has been read, approved and signed by all.

São Paulo, October 7, 2021.

[Signatures Follow on the Next Page]

[Signature Page of the Extraordinary General Shareholders’ Meeting of Omega Geração S.A. held on October 7, 2021, at 15:30 p.m.]

Chair and Secretary:

José Carlos Reis de Magalhaes Neto President	Livia Mariz Junqueira Secretary

Board Members present:

José Carlos Reis de Magalhaes Neto	Antonio Augusto Torres de Bastos Filho
Rogério Sekeff Zampá	Gustavo Barros Mattos

Eduardo de Toledo	Gustavo Rocha Gattass

Rachel Ribeiro Horta	Eduardo Silveira Mufarej

[End of the Signature Page of the Extraordinary General Shareholders’ Meeting of Omega Geração S.A. held on October 7, 2021, at 15:30 p.m.]

Additional Information for U.S. Shareholders of Omega Geração S.A.:

This communication also contains information with respect to the proposed Merger of Shares under Brazilian law of Omega Geração by Omega Energia.

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed Merger of Shares under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.